Exhibit 11
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              AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)

                             (In thousands, except
                               per share amounts)

                                                          Three Months Ended
                                                               March 31,
                                                      -------------------------
                                                         1994            1993
                                                      ---------       ---------
Primary:
     Net income applicable to
       common shares                                  $   3,482       $   3,452
                                                      =========       =========
     Weighted average of common
       shares outstanding                                11,558          11,573
     Common shares issuable on
       exercise of stock options                            115             160
                                                      ---------       ---------
 * Average common shares outstanding
      standing as adjusted                               11,673          11,733
                                                      =========       =========
     Earnings per common share                        $     .30       $     .29
                                                      =========       =========
Fully diluted:
     Weighted average of common
      shares outstanding                                 11,558          11,573
     Common shares issuable on
      exercise of stock options                             137             160
     Common shares issuable upon assumed
      conversion of subordinated debentures               2,194           1,462
                                                      ---------       ---------
 * Average common shares out-
     standing as adjusted                                13,889          13,196
                                                      =========       =========
     Earnings per common share                        $     .30       $     .29
                                                      =========       =========


 * Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. For the quarters ended March 31, 1994 and 1993, fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax, of approximately $.73 million and $.49 million, respectively.

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